State Street Institutional Short-Term Tax Exempt Bond Portfolio
Proxy Results (Unaudited)
December 31, 2010

A meeting of the shareholders of State Street Institutional
Short-Term Tax Exempt Bond Fund (the Fund), a series of the
State Street Institutional Investment Trust was held at the offices of SSgA Funds Management, Inc., One Lincoln Street,
30th Floor, Boston, Massachusetts, on March 26, 2010 at
11:00 a.m. (after being adjourned from the initial date of March 1, 2010).

SSgA Funds Management, Inc. (SSgA FM) serves as investment adviser to both the Fund and the Short-Term Tax Exempt Bond Portfolio (the Portfolio). SSgA FM proposed that Nuveen Asset Management (Nuveen) be appointed to serve as sub-adviser to the Portfolio, providing day-to-day investment management services. At the Meeting, shareholders of the Fund were asked to:
Provide voting instructions relating to the approval of a proposed Investment Sub-Advisory Agreement between SSgA Funds Management, Inc. and Nuveen Asset Management relating to the Portfolio.

The results of the shareholder vote were as follows:
7,943,425.978 votes or 100% in favor;
0 votes or 0% against; and
0 votes or 0% abstained

Provide voting instructions relating to the approval of a proposed amendment to the Investment Advisory Agreement dated March 1, 2001 between SSgA Funds Management, Inc. and State Street Master Funds, on behalf of the Portfolio.

The results of the shareholder vote were as follows:
7,943,425.978 votes or 100% in favor;
0 votes or 0% against; and
0 votes or 0% abstained

Consider and act upon such other matters as may properly come before the Meeting or any adjournments thereof.